Contact: Robert Mosby, QMed, Inc. – 732-544-5544 x 1107

QMed, Inc. Reports Second Quarter Results

Eatontown, New Jersey, July 9, 2007 – QMed, Inc. (NASDAQ Symbol: QMED) today announced financial results for the second quarter ending May 31, 2007. Revenue for the three-month period increased four-fold to $9,451,323 compared to $1,921,695 in the prior year’s quarter. This revenue includes amounts for the disease management segment of $1,218,328 and $1,608,699 for the three months ended May 31, 2007 and 2006, respectively. On a sequential basis revenue increased 49% from 2007’s first quarter revenue of $6,341,798. Net loss for the quarter was reduced to $(2,809,197) or $(0.17) per share on a diluted basis, compared to net loss of $(3,175,349) or $(0.19) per share on a diluted basis, for the same period a year ago.

Revenue for the six-month period ended May 31, 2007 increased three-fold to $15,793,121 from $5,104,318 in the same period a year ago. Net loss for the six months was $(3,866,973) or $(0.23) per share on a diluted basis, compared to net loss of $(5,607,545) or $(0.33) per share on a diluted basis, for the same period a year ago.

South Dakota SNP membership totaled 2,400 through May 31, equaling 10,320 member months. This produced $11.7 million in revenue or $1,134 Per Member Per Month (PMPM). Membership in our New Jersey SNP was 165 equaling 618 member months producing $1.1 million in revenue or $1,780 PMPM. Our consolidated medical loss ratios (MLR) were 88% and 89% for the three and six months ended May 31, 2007.

Jane Murray, QMed president and CEO said, “The second quarter four-fold revenue increase is the result of continued strong enrollment in our Medicare Advantage Special Needs Plans in South Dakota, bringing enrollment to nearly 2,600 effective July 1st. In New Jersey, we have begun to see the beginnings of the anticipated increase in enrollment as more physicians and brokers sign on. June alone increased enrollment by 30% from 165 to 210. While these numbers are small, in reality this is the trend we observed in South Dakota last year and ultimately led to the enrollment growth we now have in that market. As we indicated in our first quarter report, we anticipate continued sequential quarterly growth.”

“We are delighted to announce that we have submitted our 2008 bids to expand our SNP disease categories to include diabetes in both New Jersey and South Dakota. QMed has a long history of managing diabetes successfully and in fact 35% of our enrollment includes cardiovascular patients who have diabetes as a co-morbid condition. The diabetes SNPs will be marketed under separate offerings to accommodate benefit designs specific for the unique health needs of the population. These new stand alone offerings likely increases the prospective numbers of Medicare beneficiaries eligible for our SNP’s by 30% or more, bringing New Jersey to 95,000 from 68,000 and South Dakota to 28,000 from 19,000. The caveats being these new offerings are subject to final approval by CMS. This expansion strategy allows us to leverage existing infrastructure within these markets thereby creating more cost efficiencies”, she concluded.

7/9/07 – Page 2 of 4

About QMed, Inc.

QMed provides evidence-based clinical information management systems around the country to its health plan customers. The system incorporates Disease Management services to patients and decision support to physicians. The Company’s QMedCare subsidiary specializes in serving high-risk populations of Medicare beneficiaries. The Company also operates a Medicare Demonstration to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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7/9/07 – Page 3 of 4

QMED, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2007	November 30, 2006
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$3,629,517	$3,039,695
Investments	5,447,155	10,867,815
Accounts receivable, net of allowances of $35,887 and $59,505, respectively	2,596,799	2,005,485
Inventory, net of reserve	14,967	36,631
Prepaid commissions	459,681	—
Prepaid expenses and other current assets	757,867	301,282
	12,905,986	16,250,908

Restricted cash and cash equivalents, non-current	2,957,288	705,881
Property and equipment, net of accumulated depreciation	856,405	989,329
Product software development costs, net	2,113,721	2,104,788
Acquired intangibles, net	504,126	587,027
Other assets	144,838	149,202
Investment in joint ventures	19,050	23,703
	$19,501,414	$20,810,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,081,966	$2,827,223
Medical claims payable	2,717,312	364,830
Leases payable, current portion	29,458	65,881
Accrued salaries and commissions	449,187	446,740
Fees reimbursable to health plans	14,990	47,005
Contract billings in excess of revenue	1,564,667	1,396,423
Deferred warranty revenue	9,700	16,583
	6,867,280	5,164,685

Leases payable – long term	—	11,645
Accrued severance payable, long term	317,863	619,643
	7,185,143	5,795,973

Commitments and Contingencies
Stockholders’ equity Common stock $.001 par value; 40,000,000 shares authorized; 17,007,489 and 16,858,539 shares issued and 16,985,489 and 16,836,539 outstanding, respectively	17,007	16,859
Paid-in capital	54,600,015	53,433,095
Accumulated deficit	(42,221,669)	(38,354,696)
Accumulated other comprehensive loss Unrealized loss on securities available for sale	(3,457)	(4,768)
	12,391,896	15,090,490

Less treasury stock at cost, 22,000 common shares	(75,625)	(75,625)
Total stockholders’ equity	12,316,271	15,014,865
	$19,501,414	$20,810,838

7/9/07 – Page 4 of 4

QMED, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended May 31, 2007	For the Three Months Ended May 31, 2006	For the Six Months Ended May 31, 2007	For the Six Months Ended May 31, 2006

Revenue	$9,451,323	$1,921,695	$15,793,121	$5,104,318

Cost of revenue	8,240,565	1,680,566	13,310,781	3,579,455

Gross profit	1,210,758	241,129	2,482,340	1,524,863

Selling, general and administrative expenses	4,038,774	3,599,776	8,045,628	7,073,864
Research and development expenses	521,260	430,698	949,055	882,030

Loss from operations	(3,349,276)	(3,789,345)	(6,512,343)	(6,431,031)

Interest expense	(6,962)	(4,960)	(14,941)	(10,809)
Interest income	159,481	189,359	321,375	375,319
Loss in operations of joint ventures	(6,827)	(18,678)	(24,973)	(38,438)
Other income	400,000	450,000	2,375,400	450,000
Loss before income tax Provision	(2,803,584)	(3,173,624)	(3,855,482)	(5,654,959)

(Provision) benefit for income taxes	(5,613)	(1,725)	(11,491)	47,414

Net loss	$(2,809,197)	$(3,175,349)	$(3,866,973)	$(5,607,545)

Basic and diluted loss per share
Weighted average shares outstanding	16,978,568	16,802,768	16,935,840	16,794,636
Basic and diluted loss per share	$(0.17)	$(0.19)	$(0.23)	$(0.33)